UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 20, 2009
Date of Report (Date of earliest event reported)

KINDER TRAVEL INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52703	20-4939361
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1461 A. First Avenue, Suite 360, New York, NY	10021-2209
(Address of principal executive offices)	(Zip Code)

(646) 845-1920
Registrant’s telephone number, including area code

20385 64th Avenue
Langley, British Columbia
Canada V2Y 1N5
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Effective on April 20, 2009, the Board of Directors (the "Board") of Kinder Travel Inc., a Nevada corporation (the "Company") approved the execution of an asset purchase agreement dated April 20, 2009 (the “Asset Purchase Agreement”) with Dirk Holzhauer, a shareholder, director, and former officer of the Corporation (the “Purchaser”).

The Board of Directors has been engaged in discussions and negotiations regarding strategic business operational plaaning pertaining to a diversiture and sale of the Company’s travel related products and assets including, but not limited to, suppliers list, customer and vendor lists, records, tradename, trademark and trade secrets, trade practices, goodwill, clients, equipment, furniture, machinery, fixtures, supplies, inventory, existing contract and tamgiable personal property (the “Assets”). The Board of Directors furthermore has engaged in several analysis regarding the fair market value of the Company’s Assets based primarily upon a consideration of two valuations of a business using the tangible asset valuation method and the industry multiplier valuation method in connection with the offer and sale of the Company’s Assets, and determined that the Board of Directors should be authorized to divest the Company of its travel buiness and related Assets at a price not less than the the midpoint of those two valuation methods. The Board of Directors determined that the Company’s Assets are to be valued at USD 57,489.

In accordance with the terms and provisions of the Asset Purchase Agreement: (i) the Company will sell to the Purchaser the Assets for a purchase price of USD 57,489 (the “Purchase Price”); (ii) as payment for the Assets, the Purchaser shall return to the Company an aggregate of 191,631 shares of common stock held of record valued at $0.30 per share based upon the average of the open and close bid of $0.30 of the Company’s shares of common  stock as traded on the OTC Bulletin Board as of October 8, 2008.

The Asset Purchase Agreement is subject to due diligence to be conducted by the Company and Purchaser. The consummation of the Asset Purchase Agreement is subject to shareholder approval. The Purchaser, Dirk Holzhauer, has agreed to abstain from the vote.

As of the date of this Current Report, the Company anticipates the closing of the transaction no later than May 15, 2009.

SECTION 7 - REGULATION FD

Item 7.01    Regulation FD Disclosure

On April 20, 2009, the Board also approved a change in the corporate name from “Kinder Travel Inc.” to “Genova Biotherapeutics Inc.” (the “Name Change”). The Board determined that it would be in the best interests of the Company and its shareholders to change the corporate name to better reflect the Company’s future plans to focus on the acquisition of medical patents and technology and involvement in the medical industry. The Board of Directors further approved an amendment to the Company’s Articles of Incorporation to increase the authorized capital structure from 65,000,000 shares of common stock, par value $0.001 per share, to 1,000,000,000 shares of common stock, par value $0.00001 per share (the “Amendment”).

The Board of Directors authorized and directed to cause to be prepared a written consent of shareholders to be signed by those certain shareholders of the Corporation holding a majority of the total issued and outstanding shares of common stock in accordance with the provisions of the Bylaws (the “Written Consent”) approving the above referenced corporate actions including, but not limited to, the Asset Purchase Agreement, the Name Change and the Amendment.

The Company intends to file an Information Statement under Section 14(c) of the Securities Exchange Act of 1934. It is anticipated that the Information Statement will be distributed to the shareholders of the Company by approximately May 4th, 2009.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01    Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro forma Financial Information.

Not applicable.

(c) Shell Company Transaction.

Not applicable.

(d) Exhibits.

10.1 Asset Purchase Agreement dated April 20, 2009 between Kinder Travel Inc. and Dirk Holzhauer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINDER TRAVEL INC.

Date: April 21, 2009	By:	/s/ Aaron Whiteman
Name: Aaron Whiteman
Title: President